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                                                                    EXHIBIT 15.1


July 10, 2001


Board of Directors
Teekay Shipping Corporation


We are aware of the inclusion in the Registration Statement (Form F-4 No. 33-0000) of Teekay Shipping Corporation for the registration of $250,000,000 Senior Notes due 2011 of our report dated April 26, 2001, relating to the unaudited consolidated interim financial statements of Teekay Shipping Corporation for the quarter ended March 31, 2001.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.